EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-46345 and 333-86487 of Sterling Bancshares, Inc. on Forms S-4 and in Registration Statements Nos. 33-75444, 33-75442, 33-84398, 33-85624, 333-16719, 333-57171, 333-102544, 333-105307 and 333-116132 of Sterling Bancshares, Inc. on Forms S-8 of our reports dated February 24, 2006 relating to the consolidated financial statements of Sterling Bancshares, Inc. and management’s report of the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sterling Bancshares, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 2, 2006